Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Apollo Acquisition Corporation of our report dated June 8, 2021, except for Notes 1, 3 and 7 which are dated July 20, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Apollo Acquisition Corporation as of May 17, 2021 and for the period from April 9, 2021 (date of inception) through May 17, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

July 20, 2021